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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on June 26, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUNTSMAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	42-1648585
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 Huntsman Way
Salt Lake City, Utah 84108
(801) 584-5700
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Samuel D. Scruggs
Executive Vice President, General Counsel and Secretary
Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
(801) 584-5700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
 Nathan W. Jones
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, Utah 84111
(801) 328-3131

        Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value	23,762,000	$19.24	$457,180,880	$14,035.45

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(r) and 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the common stock of the registrant, on June 22, 2007, as reported on the New York Stock Exchange.

P R O S P E C T U S

HUNTSMAN CORPORATION

23,762,000 Shares of Common Stock

        This prospectus relates to the resale from time to time of a total of up to 23,762,000 shares of our common stock by the selling stockholders described in the section entitled "Selling Stockholders" beginning on page 19 of this prospectus. The selling stockholders are charitable organizations that received the shares by contribution from Jon M. Huntsman on June 25, 2007. We will not receive any proceeds from any such sale by any selling stockholder.

        The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled "Plan of Distribution" on page 20 of this prospectus.

        We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All costs, expenses and fees in connection with the registration of our common stock will be paid by us, except that the selling stockholders will pay their own underwriting discounts and selling commissions and other minor expenses. See "Plan of Distribution" on page 20.

        Our common stock is quoted on the New York Stock Exchange under the symbol "HUN." On June 22, 2007, the closing price of our common stock on the New York Stock Exchange was $19.16 per share. The selling stockholders may offer and sell their shares of our common stock through public or private transactions, at fixed prices, at prevailing market prices, or at privately negotiated prices.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" on page 6 for a discussion of certain matters that you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2007

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC or the Commission. Pursuant to this prospectus, the selling stockholders named on page 19 may sell up to a total of 23,762,000 shares of our common stock. This prospectus and the documents incorporated by reference herein include important information about us, the common stock being offered and other information you should know before investing. You should read this prospectus together with the additional information about us described in the sections below entitled "Available Information" and "Incorporation of Certain Information by Reference." You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

AVAILABLE INFORMATION

        We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC's web site at "http:/ /www.sec.gov." In addition, our stock is listed for trading on the New York Stock Exchange. You can read and copy reports and other information concerning us at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

        We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

  •
  inspect a copy of the registration statement, including the exhibits and schedules, without charge at the public reference room;

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  obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

  •
  obtain a copy from the SEC web site.

        The company's internet address is www.huntsman.com. The company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are also available to you free of charge through the "Investors" section of our website as soon as reasonably practicable after those materials have been electronically filed with, or furnished to, the SEC. Other than the documents filed with the SEC and incorporated by reference into this prospectus, the information contained on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and any information incorporated by reference is considered part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of common stock by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2006 (filing date March 1, 2007: File No. 001-32427);

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (filing date May 7, 2007: File No. 001-32427);

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  The portions of our definitive proxy statement on Schedule 14A that are deemed "filed" with the SEC under the Exchange Act (filing date March 30, 2007: File No. 001-32427);

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  Our Current Reports on Form 8-K filed on July 7, 2006 (as amended on Form 8-K/A filed on September 15, 2006 and as updated by the combined financial statements of the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. attached hereto as Exhibit 99.1), January 5, 2007, February 15, 2007, February 20, 2007, February 21, 2007, February 28, 2007, April 24, 2007, May 1, 2007, June 25, 2007 and June 26, 2007; and

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  The description of our common stock and our mandatory convertible preferred stock contained in our registration statement on Form 8-A, including any amendment or report filed for the purpose of updating such description (filing date February 9, 2005: File No. 001-32427).

        In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of offerings under this prospectus are deemed to be incorporated by reference into, and to be a part of, this prospectus.

        You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting us at:

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
Attn: Investor Relations
(801) 584-5700

SUMMARY

        This summary highlights only some of the information included or incorporated by reference in this prospectus. You should carefully read this prospectus together with the additional information about us described in the sections entitled "Available Information" and "Incorporation of Certain Information by Reference" before purchasing our common stock.

        Unless the context otherwise requires, references in this prospectus to our "Company," "we," "us" or "our" refer to Huntsman Corporation, together with its subsidiaries. Any references to our "Company," "we," "us" or "our" as of a date prior to October 19, 2004 (the date of our formation) are to Huntsman Holdings, LLC and its subsidiaries (including their respective predecessors).

Huntsman Corporation

        We are among the world's largest global manufacturers of differentiated chemical products; we also manufacture inorganic and commodity chemical products. Our products comprise a broad range of chemicals and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the 75 facilities that we own or lease. Our facilities are located in 24 countries and we employ approximately 15,000 associates worldwide. Our businesses benefit from large production scale in certain products and proprietary manufacturing technologies, which allow us to maintain a low-cost position. We had revenues for the years ended December 31, 2006 and 2005 of $10,623.6 million and $10,676.9 million, respectively.

        Our business is organized around our six segments: Polyurethanes, Materials and Effects, Performance Products, Pigments, Polymers and Base Chemicals. Upon the anticipated closing of the pending disposition of our U.S. base chemicals and polymers business, we expect to operate our business in four segments: Polyurethanes, Materials and Effects, Performance Products and Pigments.

        Our current segments can be divided into three broad categories: differentiated, inorganic and commodity. Our Polyurethanes, Materials and Effects and Performance Products segments produce differentiated products, our Pigments segment produces inorganic products and our Polymers and Base Chemicals segments produce commodity chemicals. Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Our Pigments business, while cyclical, is influenced largely by seasonal demand patterns in the coatings industry. Certain products in our Polymers segment also follow different trends than petrochemical commodities as a result of our niche marketing strategy for such products that focuses on supplying customized formulations. The profitability of our commodity products has historically been cyclical in nature. Our six operating segments are all impacted, to a greater or lesser degree, by economic conditions, prices of raw materials and global supply and demand pressures.

*
Percentage allocations in the segment revenues chart above reflect the allocation of all inter-segment revenue eliminations to our Base Chemicals segment. Percentage allocations in the segment EBITDA chart above do not give effect to $149.8 million of corporate and other unallocated items and exclude $19.8 million of restructuring, impairment and plant closing costs and $24.7 million of EBITDA from discontinued operations and gains/losses from disposition of assets. For a detailed discussion of our revenues, total assets and EBITDA by segment, see "Note 26. Operating Segment Information" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference to this prospectus. For a discussion of EBITDA and a reconciliation of EBITDA to net income and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference to this prospectus.

The Offering

Securities offered by the selling stockholders	Up to 23,762,000 shares of our common stock.
Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by this prospectus.
New York Stock Exchange Symbol	HUN

RISK FACTORS

        Investing in our common stock involves a high degree of risk. In addition to the risk factors set forth below, please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2006 (File No. 001-32427), and in our quarterly report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to the Offering

Our stock price has been and may continue to be subject to large fluctuations.

        We have experienced significant fluctuations in our stock price and share trading volume in the past and may continue to do so. The trading price of our common stock has been and may continue to be subject to wide fluctuations in response to a variety of issues, including broad market factors that may have a material adverse impact on our stock price, regardless of actual performance. These factors include the following:

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  periodic variations in the actual or anticipated financial results of our business or that of our competitors;

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  downward revisions in securities analysts' estimates of our future operating results or of the future operating results of our competitors;

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  material announcements by us or our competitors;

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  public sales of a substantial number of shares of our common stock; and

  •
  adverse changes in general market conditions or economic trends or in conditions or trends in the markets in which we operate.

Shares available for future sale may cause our common stock price to decline, which may negatively impact your investment.

        Sales of substantial numbers of additional shares of our common stock, or the perception that such sales could occur, may cause prevailing market prices for shares of our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. The selling stockholders named under "Selling Stockholders" in this prospectus or other registration statements we have filed, who collectively own 10.7% of our shares as of the date of this Prospectus, may elect to sell their shares of our common stock.

We have the ability to issue additional equity securities, which would lead to further dilution of our issued and outstanding common stock.

        The issuance of additional equity securities would result in dilution of then-existing stockholders' equity interests in us. Our certificate of incorporation authorizes our board of directors, without stockholder approval, to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the number of shares in that series and the terms, rights and limitations of that series. If we issue convertible preferred stock, a subsequent conversion may dilute the current common stockholders' interest. Our board of directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we may issue additional shares of common stock, including shares that are authorized but not issued under our equity incentive plans.

We are indirectly controlled by the Huntsman family and MatlinPatterson, whose interests may conflict with those of our company or our other stockholders, and other stockholders' voting power may be limited.

        Jon M. Huntsman and other members of the Huntsman family and MatlinPatterson indirectly control, in the aggregate, approximately 57% of our outstanding common stock and have the ability to:

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  elect a majority of the members of the board of directors of our company;

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  subject to applicable law, determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including amendments to our certificate of incorporation or bylaws, mergers, consolidations and the sale of all or substantially all of our assets; and

  •
  subject to applicable law, prevent or cause a change in control of our company.

        The interests and objectives of our controlling stockholders may be different from those of our company or our other stockholders, and our controlling stockholders may vote their common stock in a manner that may adversely affect our other stockholders.

Provisions contained in our certificate of incorporation and bylaws could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, your ability to sell your shares at a premium.

        Provisions contained in our certificate of incorporation and bylaws, such as a classified board of directors, limitations on stockholder proposals at meetings of stockholders and the inability of stockholders to call special meetings, and certain provisions of Delaware law, could make it more difficult for a third party to acquire control of our company, even if some of our stockholders considered such a change of control to be beneficial. Our certificate of incorporation also authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock that has special voting or other rights, it could make it even more difficult for a third party to acquire us, which may reduce or eliminate your ability to sell your shares of common stock at a premium.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain information set forth or incorporated by reference in this prospectus contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions or dispositions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

        All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our management's expectations when such statements are made. Management's expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but, there can be no assurance that management's expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made.

UNAUDITED PRO FORMA FINANCIAL DATA

        On February 15, 2007, we entered into an agreement with Flint Hills Resources, a wholly owned subsidiary of Koch, to sell our U.S. base chemicals and polymers business (the "Pending U.S. Petrochemical Disposition") for approximately $456 million in cash, plus the value of inventory on the date of closing (approximately $248 million at March 31, 2007). We will retain other elements of working capital, including accounts receivable, accounts payable and certain accrued liabilities, which will be liquidated for cash in the ordinary course of business following the closing. On June 22, 2007, we amended the asset purchase agreement with Flint Hills Resources to provide for, among other things, the close, subject to customary regulatory approvals and other closing conditions, on the sale of the U.S. polymers business on or about August 1, 2007, for $150 million, plus the value of associated inventory. The amended asset purchase agreement also provides for the separate closing of the U.S. base chemicals business for the remaining $306 million of sales price, plus the value of associated inventory, following the re-start of our Port Arthur, Texas olefins manufacturing facility. For more information, see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference.

        The Pending U.S. Petrochemicals Disposition includes our olefins and polymers manufacturing assets located at five U.S. sites: Port Arthur, Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan. The business employs about 900 associates. The captive ethylene unit at our retained Port Neches, Texas, site of our Performance Products segment operations is not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills to us, will continue to provide feedstock for our downstream derivative units.

        We expect to incur a pretax loss in connection with the Pending U.S. Petrochemicals Disposition of approximately $270 million, related primarily to the polymers assets. As of March 31, 2007, these assets were classified as held and used in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, because these assets were not immediately available for sale in their present condition due to the required repair and restart of the Port Arthur, Texas olefins manufacturing facility. We tested these assets for recoverability using expected future cash flows, including the expected proceeds from the Port Arthur fire insurance recovery, and concluded that the expected future cash flows were in excess of the carrying value of the business expected to be sold. Therefore, we did not recognize an impairment charge as of March 31, 2007. We will continue to assess these assets for recoverability during 2007 through the sale date. As the date of sale completion nears and insurance proceeds are received, future cash flows associated with these assets will diminish. At some point in 2007, we expect that future cash flows will no longer be sufficient to recover the carrying value of the business to be sold, which will continue to increase as we rebuild the plant, and we will recognize an impairment charge.

        On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE business operated by our Base Chemicals segment. The results of operations of this business were not classified as discontinued operations under applicable accounting rules because of the expected continuing cash flows from the MTBE business we continue to operate in our Polyurethanes segment.

        On June 30, 2006, we acquired the textile effects business. The operating results of the textile effects business have been consolidated with our operating results beginning July 1, 2006.

        The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 gives effect to the Pending U.S. Petrochemical Disposition, the sale of our U.S. butadiene and MTBE business and the Textile Effects Acquisition as if these transactions occurred on January 1, 2006. The following unaudited pro forma consolidated statements of operations for the three months ended March 31, 2007 and for the years ended December 31, 2005 and 2004 give effect to the Pending U.S. Petrochemical Disposition as if the sale occurred at the beginning of the period presented. The following unaudited pro forma consolidated balance sheet as of March 31, 2007 gives effect to the Pending U.S. Petrochemicals Disposition as if the sale transaction occurred on March 31, 2007.

        The pro forma information is not necessarily indicative of the financial position or results of operations of future periods or indicative of results that would have actually occurred had the transaction been completed as of the date thereof or as of the beginning of the periods presented therein. The pro forma adjustments, as described in the accompanying notes to the pro forma consolidated balance sheet and statements of operations, are based upon available information and certain assumptions we believe are reasonable. The pro forma financial information should be read in conjunction with our consolidated financial statements as incorporated herein by reference.

HUNTSMAN CORPORATION AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2007

(Dollars in Millions, Except Per Share Amounts)

	Huntsman Corporation	Pro Forma Adjustments(1)		Pro Forma
Revenues	$2,647.3	$(493.8)		$2,153.5
Cost of goods sold	2,240.0	(484.0)		1,756.0

Gross profit	407.3	(9.8)		397.5
Operating expenses:
Selling, general and administrative	219.0	(16.4)		202.6
Research and development	33.3			33.3
Other operating expense	5.9	(4.3)		1.6
Restructuring, impairment and plant closing costs	12.2	(1.1)		11.1

Total expenses	270.4	(21.8)		248.6

Operating income	136.9	12.0		148.9
Interest expense, net	(73.8)			(73.8)
Loss on accounts receivable securitization program	(5.4)			(5.4)
Equity in income of unconsolidated affiliates	2.2			2.2
Loss on early extinguishment of debt	(1.4)			(1.4)
Other income	0.5			0.5

Income from continuing operations before income taxes and minority interest	59.0	12.0		71.0
Income tax expense	(13.0)	(4.3	)(2)	(17.3)
Minority interest in subsidiaries' income	(0.4)			(0.4)

Income from continuing operations	$45.6	$7.7		$53.3

Basic income per share:
Income from continuing operations	$0.21	$0.03		$0.24

Diluted income per share:
Income from continuing operations	$0.20	$0.03		$0.23

(1)
Reflects the disposition of the U.S base chemicals and polymers business operations as a result of the anticipated sale transaction.

(2)
Reflects the tax effect of the pro forma adjustments.

NOTE: The above pro forma statement of operations does not reflect the expected loss on the transaction or the reduction to interest expense resulting from the use of the sales proceeds.

HUNTSMAN CORPORATION AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

YEAR ENDED DECEMBER 31, 2006

(Dollars in Millions, Except Per Share Amounts)

		Pro Forma Adjustments
	Huntsman Corporation	Disposition of U.S. Base Chemicals and Polymers Business(1)	Disposition of U.S. Butadiene and MTBE Business(2)	Acquisition of Textile Effects Business(3)	Pro Forma
Revenues	$10,623.6	$(1,880.9)	$(473.5)	$546.5	$8,815.7
Cost of goods sold	9,084.1	(1,757.4)	(462.2)	374.5	7,239.0

Gross profit	1,539.5	(123.5)	(11.3)	172.0	1,576.7
Operating expenses:
Selling, general and administrative	795.3	(27.2)	(2.1)	121.5	887.5
Research and development	115.4			13.2	128.6
Other operating income	(127.7)	9.2	(0.2)		(118.7)
Restructuring, impairment and plant closing costs	20.0	(8.8)		22.3	33.5

Total expenses	803.0	(26.8)	(2.3)	157.0	930.9

Operating income	736.5	(96.7)	(9.0)	15.0	645.8
Interest expense, net	(350.7)			(1.7)	(352.4)
Loss on accounts receivable securitization program	(16.1)	3.6			(12.5)
Equity in income of unconsolidated affiliates	3.6				3.6
Loss on early extinguishment of debt	(27.1)				(27.1)
Other income	1.3	7.4			8.7

Income from continuing operations before income taxes and minority interest	347.5	(85.7)	(9.0)	13.3	266.1
Income tax benefit	49.0	— (4)	— (4)	(5.0)	44.0
Minority interest in subsidiaries' income	(2.9)			1.7	(1.2)

Income from continuing operations	$393.6	$(85.7)	$(9.0)	$10.0	$308.9

Basic income per share:
Income from continuing operations	$1.78	$(0.39)	$(0.04)	$0.05	$1.40

Diluted income per share:
Income from continuing operations	$1.69	$(0.36)	$(0.04)	$0.04	$1.33

(1)
Reflects the disposition of the U.S base chemicals and polymers business operations as a result of the anticipated sale transaction.

(2)
Reflects the disposition of the U.S. butadiene and MTBE business' operations as a result of the sale transaction.

(3)
Reflects the operations of the textile effects business for periods prior to its acquisition.

(4)
No adjustments were made to income tax expense as we have a full valuation allowance on our net U.S. deferred tax assets.

NOTE: The above pro forma statement of operations does not reflect the expected loss on the transaction or the reduction to interest expense resulting from the use of the sales proceeds.

HUNTSMAN CORPORATION AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

YEAR ENDED DECEMBER 31, 2005

(Dollars in Millions, Except Per Share Amounts)

	Huntsman Corporation	Pro Forma Adjustments(1)	Pro Forma
Revenues	$10,676.9	$(2,207.1)	$8,469.8
Cost of goods sold	9,061.5	(1,978.5)	7,083.0

Gross profit	1,615.4	(228.6)	1,386.8
Operating expenses:
Selling, general and administrative	660.6	(32.5)	628.1
Research and development	95.5		95.5
Other operating expense	30.2	0.4	30.6
Restructuring, impairment and plant closing costs	114.1	(6.0)	108.1

Total expenses	900.4	(38.1)	862.3

Operating income	715.0	(190.5)	524.5
Interest expense, net	(426.6)		(426.6)
Loss on accounts receivable securitization program	(9.0)		(9.0)
Equity in income of unconsolidated affiliates	8.2		8.2
Loss on early extinguishment of debt	(322.5)		(322.5)
Other expense	(0.1)		(0.1)

Loss from continuing operations before income taxes and minority interest	(35.0)	(190.5)	(225.5)
Income tax benefit	6.1	— (2)	6.1
Minority interest in subsidiaries' income	(1.7)		(1.7)

Loss from continuing operations	$(30.6)	$(190.5)	$(221.1)

Basic and diluted loss per share:
Loss from continuing operations	$(0.33)	$(0.87)	$(1.20)

(1)
Reflects the disposition of the U.S base chemicals and polymers business operations as a result of the anticipated sale transaction.

(2)
No adjustments were made to income tax expense as we have a full valuation allowance on our net U.S. deferred tax assets.

NOTE: The above pro forma statement of operations does not reflect the expected loss on the transaction or the reduction to interest expense resulting from the use of the sales proceeds.

HUNTSMAN CORPORATION AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

YEAR ENDED DECEMBER 31, 2004

(Dollar in Millions, Except Per Share Amounts)

	Huntsman Corporation	Pro Forma Adjustments(1)	Pro Forma
Revenues	$9,562.5	$(1,945.9)	$7,616.6
Cost of goods sold	8,358.7	(1,811.4)	6,547.3

Gross profit	1,203.8	(134.5)	1,069.3
Operating expenses:
Selling, general and administrative	638.8	(51.5)	587.3
Research and development	96.2		96.2
Other operating income	(77.0)	1.2	(75.8)
Restructuring, impairment and plant closing costs	282.9	(8.9)	274.0

Total expenses	940.9	(59.2)	881.7

Operating income	262.9	(75.3)	187.6
Interest expense, net	(612.6)		(612.6)
Loss on accounts receivable securitization program	(13.3)		(13.3)
Equity in income of unconsolidated affiliates	4.0		4.0
Loss on early extinguishment of debt	(25.6)		(25.6)
Other expense	(0.2)		(0.2)

Loss from continuing operations before income taxes and minority interest	(384.8)	(75.3)	(460.1)
Income tax benefit	72.0	— (2)	72.0
Minority interest in subsidiaries' income	(7.2)		(7.2)

Loss from continuing operations	$(320.0)	$(75.3)	$(395.3)

Basic and diluted loss per share:
Loss from continuing operations	$(1.85)	$(0.34)	$(2.19)

(1)
Reflects the disposition of the U.S base chemicals and polymers business operations as a result of the anticipated sale transaction.

(2)
No adjustments were made to income tax expense as we have a full valuation allowance on our net U.S. deferred tax assets.

NOTE: The above pro forma statement of operations does not reflect the expected loss on the transaction or the reduction to interest expense resulting from the use of the sales proceeds.

HUNTSMAN CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

AS OF MARCH 31, 2007

(Dollars in Millions)

	Huntsman Corporation	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$143.5	$689.9	(1)	$833.4
Accounts receivable, net	1,385.1			1,385.1
Accounts receivable from affiliates	15.7			15.7
Inventories, net	1,581.8	(201.7	)(2)	1,380.1
Prepaid expenses	46.2			46.2
Deferred income taxes	62.9			62.9
Other current assets	170.5			170.5

Total current assets	3,405.7	488.2		3,893.9
Property plant and equipment, net	4,106.7	(642.6	)(2)	3,464.1
Investment in unconsolidated affiliates	212.7			212.7
Intangible assets, net	186.2			186.2
Goodwill	91.7			91.7
Deferred income taxes	208.3	69.7	(2)	278.0
Other noncurrent assets	402.1	(67.2	)(2)	334.9

Total assets	$8,613.4	$(151.9)		$8,461.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,104.5			$1,104.5
Accounts payable to affiliates	12.4			12.4
Accrued liabilities	821.6	$(7.5	)(2)
		(13.5	)(3)	800.6
Deferred income taxes	8.1			8.1
Current portion of long-term debt	178.8	(0.5	)(2)	178.3

Total current liabilities	2,125.4	(21.5)		2,103.9
Long-term debt	3,516.0	(2.4	)(2)	3,513.6
Deferred income taxes	193.5			193.5
Other noncurrent liabilities	963.8	(1.3	)(2)	962.5

Total liabilities	6,798.7	(25.2)		6,773.5

Minority interests	30.3			30.3
Stockholders' equity
Common stock	2.2			2.2
Mandatory convertible preferred stock	287.5			287.5
Additional paid-in capital	2,810.5			2,810.5
Unearned stock-based compensation	(19.2)			(19.2)
Accumulated deficit	(1,255.4)	(126.7	)(4)	(1,382.1)
Accumulated other comprehensive loss	(41.2)			(41.2)

Total stockholders' equity	1,784.4	(126.7)		1,657.7

Total liabilities and stockholders' equity	$8,613.4	$(151.9)		$8,461.5

(1)
Reflects the net sale consideration, based on March 31, 2007 inventory values.

HUNTSMAN CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Continued)

AS OF MARCH 31, 2007

(Dollars in Millions)

(2)
Reflects the anticipated disposition of the U.S. base chemicals and polymers business.

(3)
Reflects the accrual of liabilities associated with the sale transaction.

(4)
Reflects the preliminary loss on the sale transaction as of March 31, 2007, net of taxes of $69.7 million. This loss on the transaction does not include anticipated capital expenditures that will be required to rebuild the Port Arthur, Texas, olefins manufacturing facility that was damaged by fire.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Our senior credit facilities and indentures impose restrictions on our ability to declare dividends with respect to our common stock. Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors, without stockholder approval, to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the number of shares in that series and the terms, rights and limitations of that series.

        The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of the common stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in our management.

Mandatory Convertible Preferred Stock

        Our mandatory convertible preferred stock constitutes a single series of our preferred stock, consisting of 5,750,000 shares, all of which are issued and outstanding. The holders of our mandatory convertible preferred stock have no preemptive rights. All shares of our mandatory convertible preferred stock are fully paid and non-assessable. Our mandatory convertible preferred stock ranks senior to our shares of common stock as to payment of dividends and distributions of assets upon our dissolution, liquidation or winding up.

        Each share of our mandatory convertible preferred stock, unless previously converted, will automatically convert on February 16, 2008 into a number of shares of our common stock unless, prior to such date, (1) we have caused the conversion of our mandatory convertible preferred stock; (2) the holders of mandatory convertible preferred stock have converted their shares; (3) the mandatory convertible preferred stock has been converted in a merger or consolidation.

Anti-Takeover Effects of Certain Provision of Our Certificate of Incorporation and Bylaws

        Certain provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Classified Board

        Our certificate of incorporation provides that our board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and bylaws provide that the number of directors is to be fixed from time to time exclusively pursuant to a resolution adopted by the board, but our certificate of incorporation provides that our board of directors must consist of not less than three nor more than fifteen directors.

  Removal of Directors; Vacancies

        Under the Delaware General Corporation Law ("DGCL") and our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. In addition, our certificate of incorporation and bylaws also provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

  No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

        Our certificate of incorporation prohibits stockholder action by written consent. Our bylaws also provide that, except as otherwise provided by law and subject to the rights of any holders of a class or series of stock having a preference over the common stock, special meetings of our stockholders may be called only by the chairman of our board or a majority of the total number of authorized directors, whether or not there is any vacancy in previously authorized directorships.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to our corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Conflicts of Interest

        Our amended and restated bylaws renounce certain interests or expectancies that we have in, or right to be offered an opportunity to participate in, specified business opportunities offered to any director who is not an officer or employee and who is either affiliated with MatlinPatterson or is specifically allowed by the board to participate in such opportunities. These directors and their affiliates have the right to engage in and no duty to refrain from engaging in:

  •
  a corporate opportunity that does not relate primarily to the chemical business or any other line of business that we or our affiliates now engage in or propose to engage in; or

  •
  a corporate opportunity presented to a director before being presented to us and not presented to the director in his capacity as one of our directors.

        Subject to their fiduciary duties to us, these directors may have conflicts of interest with us a result of these opportunities and may compete with us.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder without the prior approval of our board of directors or the subsequent approval of our board of directors and our stockholders. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions may prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.

Transfer Agent and Registrar

        The Bank of New York is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS

        Jon M. Huntsman contributed shares of our common stock to the selling stockholders named below. We have filed this prospectus in order to permit the selling stockholders to resell these shares of our common stock to the public.

        The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders immediately after this contribution and the number of shares being offered hereby by the selling stockholders. For purposes of the following description, the term "selling stockholders" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from Jon M. Huntsman and/or selling stockholders. The information is based on information provided by or on behalf of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership. Unless otherwise indicated below, the selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering(1)
Selling Stockholder			Shares Being Offered
	Number	Percent(2)		Number	Percent(2)
The Fidelity Charitable Gift Fund	1,980,000	*	1,980,000	0	*
The Jon and Karen Huntsman Foundation	21,782,000	9.8%	21,782,000	0	*

*
Less than 1%.

(1)
We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, however, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(2)
Percentages are based on 221,913,556 shares of common stock that were issued and outstanding as of June 25, 2007.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a prospectus supplement amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a prospectus supplement amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a supplement to this prospectus if required. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

        The validity of the common stock offered in this prospectus will be passed upon for us by Stoel Rives LLP, Salt Lake City, Utah.

EXPERTS

        The consolidated financial statements, the related financial statement schedules, and management's report on the effectiveness of internal control over financial reporting of Huntsman Corporation and subsidiaries incorporated in this prospectus by reference from Huntsman Corporation's Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include explanatory paragraphs referring to (i) the presentation of the consolidated financial statements as if Huntsman Holdings LLC and Huntsman Corporation were combined for all periods presented, (ii) the adoption of FASB Interpretation Nos. 46R and 47 during 2005 and FASB Statement No. 158 during 2006, and (iii) the company's change in measurement date for its pension and other postretirement benefit plans during 2005, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements for the Textile Effects business of Ciba Specialty Chemicals Holding Inc. included in this prospectus have been audited by Ernst & Young Ltd, Independent Auditors, as stated in their report appearing herein (which contains explanatory paragraphs relating to i) the adoption of the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" as of January 1, 2003 and the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" as of July 1, 2005, and ii) the adoption of Financial Accounting Standards Board Interpretation No. 46 "Consolidation of Variable Interest Entities" during 2003), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

Huntsman Corporation

23,762,000 Shares of Common Stock

June 26, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth our estimates of the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Item	Amount
SEC registration fee	$14,035
Legal fees and expenses	75,000
Accounting fees and expenses	30,000
Printing fees	10,000

Total	$129,035

Item 15. Indemnification of Directors and Officers

        The Delaware General Corporation Law ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  for transactions from which the director derived improper personal benefit.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        We also intend to enter into indemnification agreements with each of our officers and directors.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

        In the opinion of the Securities and Exchange Commission, or the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

Item 16. Exhibits

(a)
Exhibits.

Number	Description of Exhibit
2.1	Asset Purchase Agreement dated February 15, 2007 among Flint Hills Resources, LLC, Huntsman International LLC, Huntsman Petrochemical Corporation, Huntsman International Chemicals Corporation, Huntsman Polymers Holdings Corporation, Huntsman Expandable Polymers Company, LLC, Huntsman Polymers Corp. and Huntsman Chemical Company of Canada, Inc. (incorporated by reference to Exhibit 2.1 of our current report on Form 8-K filed on February 20, 2007)
2.2
Amended and Restated Asset Purchase Agreement dated June 22, 2007 among Flint Hills Resources, LP, Flint Hills Resources, LLC, Huntsman International LLC, Huntsman Petrochemical Corporation, Huntsman International Chemicals Corporation, Huntsman Polymers Holdings Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corp. and Huntsman Chemical Company of Canada, Inc. (incorporated by reference to Exhibit 2.1 of our current report on Form 8-K filed on June 25, 2007).
4.1	Form of stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
4.2
Form of mandatory convertible preferred stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))
4.3	Form of Restricted Stock Agreement for Outside Directors (incorporated by reference to Exhibit 4.7 of our registration statement on Form S-8 filed February 10, 2006 (File No. 333-131729))
4.4*	Registration Rights Agreement, dated as of June 25, 2007, by and among Huntsman Corporation, Fidelity Charitable Gift Fund, and Jon M. Huntsman
4.5*	Registration Rights Agreement, dated as of June 25, 2007, by and among Huntsman Corporation, The Jon and Karen Huntsman Foundation, and Jon M. Huntsman
5.1*	Opinion and consent of Stoel Rives LLP regarding legality of securities being registered
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Ernst & Young Ltd
23.3*	Consent of Stoel Rives LLP (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Combined Financial Statements of the Textile Effects Business of Ciba Specialty Chemicals Holding Inc.

*
Filed herewith.

Item 17. Undertakings

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (5)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on June 26, 2007.

HUNTSMAN CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of Huntsman Corporation, hereby severally constitute and appoint Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman	Director, President and Chief Executive Officer (principal executive officer)	June 26, 2007.
By:	/s/ J. KIMO ESPLIN J. Kimo Esplin	Chief Financial Officer (principal financial officer)	June 26, 2007.
By:	/s/ L. RUSSELL HEALY L. Russell Healy	Controller (principal accounting officer)	June 26, 2007.
By:	/s/ JON M. HUNTSMAN Jon M. Huntsman	Director, Chairman	June 26, 2007.

By:	/s/ H. WILLIAM LICHTENBERGER H. William Lichtenberger	Director	June 26, 2007.
By:	/s/ RICHARD MICHAELSON Richard Michaelson	Director	June 26, 2007.
By:	/s/ DAVID J. MATLIN David J. Matlin	Director	June 26, 2007.
By:	/s/ MARSHA J. EVANS Marsha J. Evans	Director	June 26, 2007.
By:	/s/ CHRISTOPHER R. PECHOCK Christopher R. Pechock	Director	June 26, 2007.
By:	/s/ NOLAN D. ARCHIBALD Nolan D. Archibald	Director	June 26, 2007.
By:	/s/ ALVIN V. SHOEMAKER Alvin V. Shoemaker	Director	June 26, 2007.

EXHIBIT INDEX

Number	Description of Exhibit
2.1	Asset Purchase Agreement dated February 15, 2007 among Flint Hills Resources, LLC, Huntsman International LLC, Huntsman Petrochemical Corporation, Huntsman International Chemicals Corporation, Huntsman Polymers Holdings Corporation, Huntsman Expandable Polymers Company, LLC, Huntsman Polymers Corp. and Huntsman Chemical Company of Canada, Inc. (incorporated by reference to Exhibit 2.1 of our current report on Form 8-K filed on February 20, 2007)
2.2
Amended and Restated Asset Purchase Agreement dated June 22, 2007 among Flint Hills Resources, LP, Flint Hills Resources, LLC, Huntsman International LLC, Huntsman Petrochemical Corporation, Huntsman International Chemicals Corporation, Huntsman Polymers Holdings Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corp. and Huntsman Chemical Company of Canada, Inc. (incorporated by reference to Exhibit 2.1 of our current report on Form 8-K filed on June 25, 2007).
4.1	Form of stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
4.2
Form of mandatory convertible preferred stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))
4.3	Form of Restricted Stock Agreement for Outside Directors (incorporated by reference to Exhibit 4.7 of our registration statement on Form S-8 filed February 10, 2006 (File No. 333-131729))
4.4*	Registration Rights Agreement, dated as of June 25, 2007, by and among Huntsman Corporation, Fidelity Charitable Gift Fund, and Jon M. Huntsman
4.5*	Registration Rights Agreement, dated as of June 25, 2007, by and among Huntsman Corporation, The Jon and Karen Huntsman Foundation, and Jon M. Huntsman
5.1*	Opinion and consent of Stoel Rives LLP regarding legality of securities being registered
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Ernst & Young Ltd
23.3*	Consent of Stoel Rives LLP (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Combined Financial Statements of the Textile Effects Business of Ciba Specialty Chemicals Holding Inc.

*
Filed herewith